EXHIBIT 99.1

                                  PRESS RELEASE
                              For Immediate Release

Atlantic BancGroup, Inc. (NASDAQ: ATBC), announces first quarter financial information.

JACKSONVILLE BEACH, FLORIDA, May 3, 2006

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces first quarter 2006 financial results.

Atlantic BancGroup reports that it posted net income of $445,000 for the first quarter of 2006, compared to net income of $280,000 for the same period of 2005, an increase of $165,000 or 58.9%.

Fully diluted earnings per share in the first quarter of 2006 were $.36, compared to $.22 for the same period of 2005.

Consolidated total assets at March 31, 2006 reached $236.7 million, an increase of 24.5% over the period end March 31, 2005. Consolidated deposits and consolidated net loans grew 23.2% and 27.6%, respectively, over the same period, with consolidated deposits at $185.1 million and consolidated net loans at $166.5 million at March 31, 2006.

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Small Cap Market. Further information may be obtained by contacting David L. Young, EVP/CFO at 904-247-4092, #125.